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                                                                      EXHIBIT 11




CONTACT:          River Oaks Partnership Services, Inc.
                  (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE

         DENVER, COLORADO, March 19, 2002. As previously announced, AIMCO Properties, L.P. ("AIMCO Properties") has commenced a tender offer for units of limited partnership interest in United Investors Growth Properties, subject to the terms of its Offer to Purchase dated February 25, 2002. AIMCO Properties has extended the expiration date of its offer. The expiration date for the tender offer has been extended to midnight, New York City time, on Friday, March 29, 2002. The offer was previously scheduled to expire at midnight on March 25, 2002.

         AIMCO Properties reported, based on information provided by the Information Agent for the offer, that as of the close of business on March 18, 2002 approximately 386 units (or 0.97% of the units outstanding) had been tendered pursuant to the offer.

         For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the offer.